Exhibit 99.1

For more information, contact:

Neal Miller
Executive Vice President and Chief Financial Officer
Cypress Communications
nmiller@cypresscom.net
404-442-0234

Cypress Communications Reports Third Consecutive Quarter of Net
Income in Fourth Quarter 2004, First Full Year Net Income from
Operations and Filing of Form 10-K

ATLANTA, April 15, 2005 – Cypress Communications Holding Co., Inc. (OTCBB: CYHI) today filed its Form 10-K with the Securities and Exchange Commission reporting its consolidated operating and financial results for its year ended December 31, 2004. The announcement of the fourth quarter and year end results and the filing of the Form 10-K had been delayed as Cypress had originally anticipated that the pending acquisition of Cypress by an affiliate of Arcapita Inc. would be closed prior to the filing due date. Cypress notified the Securities and Exchange Commission on April 1, 2005 of the delay with the filing of a Form 12b-25.

     “I am very pleased with Cypress Communications’ fourth quarter and fiscal year 2004 results. The year-over-year improvement in EBITDA performance, gross margin and operating expenses is directly attributable to the significant efforts of our employee associates, improved customer satisfaction and the selling advantages of Cypress EZ Officesm product suite of fully managed voice, data and Internet solutions. This positive momentum has continued for the past six financial quarters and has been acknowledged through the pending sale and merger process,” said Gregory P. McGraw, President and Chief Executive Officer of Cypress Communications Holding Company and its subsidiaries.

Financial Highlights

     The Company reported revenues for the fourth quarter ended December 31, 2004 of $19.4 million, a decrease of 2% from fourth quarter 2003 revenues of $19.8 million and flat from the third quarter of 2004 revenues. Revenues for the year ended December 31, 2004 were $79 million, a decrease of 7% from 2003 revenues of $84.6 million. The decrease in revenues in the fourth quarter and full year of 2004 primarily reflect the full year impact of customer base declines that were experienced starting in late 2002 and into 2003 following the Company’s acquisition of the assets of the shared tenant telecommunications services business of WorldCom, Inc. in July 2002.

     The Company reported net income of $87,000, or $0.01 per share for the fourth quarter of 2004 as compared to a net loss of $1.1 million or ($0.19) per share for the fourth quarter of 2004 on 7,810,000 and 5,874,000 weighted average diluted shares of common stock outstanding, respectively. The improvement in the reported net income is related primarily to the improved gross margins from EZ Office bundled services, lower operating expenses and network cost savings realized from the competitive local exchange carrier (CLEC) migration begun in late 2003 and completed in early 2004. Net income for the fourth quarter includes $399,000 in costs associated with the pending acquisition of the Company mentioned below. Net income for the year ended December 31, 2004 was $423,000 or $0.07 per share as compared to a net loss of $4.2 million or ($0.71) per share for the year ended December 31, 2003 on 5,874,000 weighted average shares of common stock outstanding for each period respectively. Results for the 2004 full year include $597,000 of costs incurred related to the pending acquisition of the Company.

     The Company reported fourth quarter 2004 EBITDA (net income (loss) excluding net interest, income taxes, depreciation and amortization) of $2.3 million, versus fourth quarter 2003 EBITDA of $665,000. EBITDA for the year ended December 31, 2004 was $8.4 million, a 200% increase over the $2.8 million of EBITDA reported for the year ended December 31, 2004. (2004 and 2003 EBITDA includes extinguishment of certain accrued liabilities of $545,000 and $2.0 million, respectively, attributable to the Company’s success in renegotiating and eliminating certain prior accrued liabilities.) When comparing EBITDA for the fourth quarter and full year 2004 to the corresponding 2003 periods, the increase in EBITDA can be primarily attributed to network cost savings and gross margin improvements realized as a result of the completion of network migration efforts as a CLEC to wholesale interconnection arrangements with the regional bell operating companies and incumbent local telephone companies, along with reductions in other operating expenses.

     EBITDA is presented because it is a widely accepted performance indicator, although it should be noted that it is not a measure of liquidity or of financial performance under generally accepted accounting principles (“GAAP”). The EBITDA numbers presented may not be comparable to similarly titled measures reported by other companies. EBITDA, while providing useful information, should not be considered in isolation or as an alternative to net income or cash flows as determined under GAAP. Consistent with Securities and Exchange Commission Regulation G, the attached table provides a reconciliation of EBITDA to the most directly comparable GAAP measure of operating income (in thousands).

     During the year ended December 31, 2004, Cypress reduced its accrued liabilities and debt to unaffiliated parties by over $5 million and had net borrowing availability of approximately $3 million under its revolving credit facility at December 31, 2004.

     On November 5, 2004, Cypress announced that its Board of Directors approved a definitive Agreement and Plan of Merger with an affiliate of Arcapita, Inc. (formerly Crescent Capital Investments, Inc.,) an Atlanta-based private equity investment firm. On March 15, 2005, a majority of the stockholders of Cypress approved the Agreement and Plan of Merger. The closing of the transaction is still subject to certain closing conditions which have, as yet, not been met. Cypress cannot predict when these conditions will be met, and therefore, cannot predict a closing date for the transaction at this time.

About Cypress Communications

     Cypress Communications (OTCBB: CYHI) is the preferred communication solution provider in more than 1,300 commercial office buildings in 25 major metropolitan U.S. markets. Each day, Cypress uses its fiber optic and copper broadband infrastructure to connect more than 100,000 employees for over 8,000 small- and medium-sized businesses in commercial office buildings. As a single-source provider of communication solutions, Cypress supplies advanced digital and IP phone service, unlimited local and long distance calling, business-class Internet connectivity, firewalls, security and VPN solutions, audio/web conferencing and business television solutions. The Cypress EZ Officesm product suite provides a premium bundled solution with one number to call for support, one simple bill and the highest level of service available. Cypress Communications Holding Company, Inc. is headquartered in Atlanta, GA. The company’s web address is www.cypresscom.net.

Safe Harbor Statement

     Safe Harbor Statement under the Private Securities Reform Act of 1995: The statements contained herein, which are not historical facts, are considered forward-looking statements under federal securities laws. Such forward-looking statements are based on the beliefs of our management as well as assumptions made by and information currently available to them. The Company has no obligation to update such forward-looking statements. Actual results may vary significantly from these forward-looking statements based on a variety of factors. Certain of these important factors are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

The Cypress Communications logo is a service mark of Cypress Communications, Inc. All other marks used herein are the property of their respective owners

—end—

CYPRESS COMMUNICATIONS HOLDING CO., INC.

CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands except share data)

	December 31,	December 31,
	2004	2003
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$215	$1,900
Accounts receivable, net of allowance for doubtful accounts of $257 and $412, respectively	6,796	7,652
Prepaid expenses and other current assets	1,208	1,271

TOTAL CURRENT ASSETS	8,219	10,823

PROPERTY AND EQUIPMENT, NET	23,628	24,249
INTANGIBLE ASSETS, NET	92	523

TOTAL ASSETS	$31,939	$35,595

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES
Accounts payable and accrued expenses	$10,268	$16,344
Line of credit	2,576	2,016
Current portion of long-term debt	8,511	494
Deferred income	1,077	1,310

TOTAL CURRENT LIABILITIES	22,912	20,164

Long term debt	10,463	17,543
Accrued liabilities, long-term	970	315

TOTAL LIABILITIES	34,345	38,022

STOCKHOLDERS’ DEFICIT
Preferred stock, $.001 par value; 5,000,000 shares authorized; 100 Series A issued and outstanding shares, respectively	—	—
Common stock, $.001 par value; 50,000,000 shares authorized; 6,468,000 issued and outstanding shares (including treasury), respectively	6	6

Additional paid-in capital	23,685	23,607

Accumulated deficit	(24,757)	(25,180)

Less: Treasury Stock, at cost; 594,000 shares, respectively	(860)	(860)

TOTAL STOCKHOLDERS’ DEFICIT	(1,926)	(2,427)

	$31,939	$35,595

CYPRESS COMMUNICATIONS HOLDING CO., INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2004 AND 2003
AND THE THREE MONTHS ENDED DECEMBER 31, 2004 AND 2003

	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003
Consolidated Statement of Operations Data:

REVENUES	$19,394	$19,808	$78,982	$84,626
DIRECT COST	8,949	10,686	37,927	44,447

REVENUES – NET OF DIRECT COST	10,445	9,122	41,055	40,179

OPERATING EXPENSES.	9,823	9,394	37,963	41,479
OTHER INCOME (EXPENSES), NET	(535)	(857)	(2,669)	(2,863)

NET INCOME (LOSS)	$87	$(1,129)	$423	$(4,163)

Net loss per share of common stock:
Basic	$0.01	$(0.19)	$0.07	$(0.71)
Diluted	$0.01	$(0.19)	$0.07	$(0.71)

Weighted average shares of common stock outstanding:
Basic	5,874	5,874	5,874	5,874
Diluted	7,810	5,874	5,874	5,874

Consistent with Securities and Exchange Commission Regulation G, the following table provides a reconciliation of EBITDA to the GAAP measure of operating income (in thousands):

	Three Months Ended		Twelve Months Ended
	(In Thousands)		(In Thousands)
	December 31,	December 31,	December 31,	December 31,
	2004	2003	2004	2003
Net income (loss) as reported Adjustments:	$87	$(1,129)	$423	$(4,163)

	Three Months Ended		Twelve Months Ended
	(In Thousands)		(In Thousands)
	December 31,	December 31,	December 31,	December 31,
	2004	2003	2004	2003
Depreciation and amortization	1,472	1,097	4,932	4,246

Interest (income) expense, net	718	687	3,022	2,667

EBITDA	$2,277	$655	$8,377	$2,750

CYPRESS COMMUNICATIONS HOLDING CO., INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$423	$(4,163)
Adjustments to reconcile net income (loss) to net cash used in operating activities
Depreciation and amortization	4,932	4,246
Bad debt expense	421	1,697
Stock based compensation	78	438
(Gain) loss on disposal of assets and extinguishment of liabilities	(779)	196
Non cash interest expense	475	608
Other non-cash items
Changes in assets and liabilities, net of acquisitions (Increase) decrease in accounts receivable	1,011	(517)
Decrease in other assets and prepaid expenses.	63	35
Decrease in accounts payable and accrued expenses	(4,981)	(4,777)
Increase (decrease) in deferred income	(233)	840

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	1,410	(1,397)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of business assets		(3,543)
Capital expenditures	(4,040)	(1,941)
Sale of property and equipment	418	227

NET CASH USED IN INVESTING ACTIVITIES	(3,622)	(5,257)

CASH FLOWS FROM FINANCING ACTIVITIES

	2004	2003
Principal payments of long-term debt	(33)	(1,720)
Borrowings from line of credit, net of repayments	560	2,016

NET CASH PROVIDED BY FINANCING ACTIVITIES	527	296

NET DECREASE IN CASH AND CASH EQUIVALENTS	(1,685)	(6,358)
CASH AND CASH EQUIVALENTS, AT BEGINNING OF PERIOD	1,900	8,258

CASH AND CASH EQUIVALENTS, AT END OF PERIOD	$215	$1,900

Supplemental Disclosure of Cash Flow Information:
Interest paid	$1,432	$1,246